Exhibit 99.1

November 9, 2021

National Storage Affiliates Trust Announces Signing of
$450 Million Debt Private Placement

GREENWOOD VILLAGE, Colo. - (BUSINESS WIRE) - National Storage Affiliates Trust (“NSA” or the “Company”) (NYSE: NSA) today announced the Company's operating partnership entered into an agreement to issue $75.0 million of 2.72% senior unsecured notes due November 30, 2030, $175.0 million of 2.81% senior unsecured notes due November 30, 2031, $125.0 million of 2.96% senior unsecured notes due November 30, 2033, and $75.0 million of 3.06% senior unsecured notes due November 30, 2036 (the "Senior Unsecured Notes") in a private placement to certain institutional investors.

In aggregate, the Senior Unsecured Notes have a weighted average maturity of 11.2 years and a weighted average coupon of 2.88%. Funding of the senior unsecured notes due 2031 is expected to occur on or before December 31, 2021, subject to customary closing conditions. Funding of the remaining Senior Unsecured Notes is expected to occur on or before January 28, 2022, subject to customary closing conditions. The Company plans to use the proceeds to repay existing indebtedness related to the acquisition of various properties and for general corporate purposes.

The Senior Unsecured Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act. The Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful.

About National Storage Affiliates Trust
National Storage Affiliates Trust is a real estate investment trust headquartered in Greenwood Village, Colorado, focused on the ownership, operation and acquisition of self storage properties located within the top 100 metropolitan statistical areas throughout the United States. As of September 30, 2021, the Company held ownership interests in and operated 940 self storage properties located in 38 states and Puerto Rico with approximately 60.4 million rentable square feet. NSA is one of the largest owners and operators of self storage properties among public and private companies in the United States. NSA is included in the MSCI US REIT Index (RMS/RMZ), the Russell 2000 Index of Companies and the S&P MidCap 400 Index.